Exhibit 99.1
N E W S  R E L E A S E

Contacts:       Media                                                 Investors
                        Deanne Lane                                     Edmund E. Kroll, Jr.
    (314) 725-4477                                   (212) 759-0382

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES 2012 FINANCIAL GUIDANCE
-- Premium & Service Revenues of $7.2 billion to $7.6 billion --
-- Earnings per diluted share of $2.60 to $2.80 --

ST. LOUIS (December 16, 2011)—Centene Corporation (NYSE: CNC) announced today its 2012 financial guidance.  The Health Benefits Ratio and the General and Administrative expense ratio below reflect the reclassification of certain General and Administrative expenses and Medical Costs to reflect the National Association of Insurance Commissioners (NAIC) definitions released earlier this year.

For its 2012 fiscal year, the Company expects:

•	Premium and Service Revenues in the range of $7.2 billion to $7.6 billion.

•	Earnings per diluted share of approximately $2.60 to $2.80.

•	Consolidated Health Benefits Ratio of approximately 87.0% to 88.0%.

•	Consolidated G&A expense ratio in the range of 9.5% to 10.0%.

•	Effective tax rate, excluding non-controlling interest, of approximately 38.5% to 39.0% and diluted shares outstanding of approximately 53.4 million.

•	Days in claims payable between 39 and 44.

The table below illustrates the reclassification of certain General and Administrative expenses and Medical Costs to reflect the new NAIC definitions.  The reclassifications will be made to historical periods for comparability and have no impact on net earnings. The Company’s 2011 and 2012 guidance is shown in the table below.

	2011 Guidance	2012 Guidance
Health Benefits Ratio:
Historical	83.2% - 83.6%	84.9% - 85.9%
NAIC reclassification impact1	2.0%	2.1%
Revised	85.2% - 85.6%	87.0% - 88.0%

G&A expense ratio:
Historical	12.9% - 13.4%	11.5% - 12.0%
NAIC reclassification impact1	(1.9)%	(2.0)%
Revised	11.0% - 11.5%	9.5% - 10.0%

___________________________________________________
1 The percentage impact on the HBR and the G&A expense ratio differs as a result of utilizing different denominators in each formula (HBR is calculated as Medical Costs divided by Premium Revenue; the G&A expense ratio is calculated as G&A expense divided by Premium and Service Revenues).

Additionally, the Company reaffirms its 2011 guidance as follows:

	2011 Guidance	2012 Guidance
Premium and Service Revenues (in millions)	$5,100 - $5,200	$7,200 - $7,600

Earnings per diluted share	$2.09 - $2.13	$2.60 - $2.80

Tax rate (excluding noncontrolling interest)	37.3% - 37.8%	38.5% - 39.0%

Diluted shares (in thousands)	52,500	53,400

Full year 2011 earnings will be reported on February 7, 2012, at 6:00 AM, with the conference call at 8:30 AM (Eastern Time).

Centene will host an investor meeting, including a question-and-answer session, to discuss the details of its guidance. The meeting will begin promptly today at 8:30 AM (Eastern Time) and end approximately at 11:00 AM (Eastern Time).  Michael F. Neidorff, Chairman and Chief Executive Officer, and William N. Scheffel, Executive Vice President, Chief Financial Officer and Treasurer, of Centene Corporation will host the meeting before an audience of investors at the New York Helmsley Hotel on East 42nd Street in New York City.

Investors and other interested parties who are unable to attend in person are invited to listen to the investor meeting via a live audio webcast on the Company's website at www.centene.com, under the Investors section. In addition, questions can be submitted via e-mail at: Questions@centene.com.

About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care, long-term care, other state-sponsored programs and Medicare (Special Needs Plans). Centene’s CeltiCare subsidiary offers states unique “exchange-based” and other cost-effective coverage solutions for low-income populations. The company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management. More information regarding Centene is available at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.

###